4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s) ROWLAND MARCUS C. 6100 N. Western Avenue


   Oklahoma City, OK  73118
2. Issuer Name and Ticker or Trading Symbol
   Chesapeake Energy Corporation (CHK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year 11/14/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below) Exec. Vice President & CFO
7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  11/14/02    M        12,150        A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        2,061         D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        10,125        A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        1,717         D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        4,536         A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        769           D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        4,463         A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        757           D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        2,700         A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        458           D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        7,200         A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        1,221         D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        1,944         A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        329           D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        8,689         A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        1,474         D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        10,060        A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        1,706         D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        26,628        A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        4,517         D  $6.6600                     D  Direct
Common Stock                                  11/14/02    M        10,872        A  $1.1300                     D  Direct
Common Stock                                  11/14/02    F        1,844         D  $6.6600      102,641        D  Direct

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $1.1300         11/14/02       M                          12,150                        10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          10,125                        10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          4,536                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          4,463                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          2,700                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          7,200                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          1,944                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          8,689                         10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          10,060                        10/16/08
to buy)
Incentive Stock Option (right  $1.1300         11/14/02       M                          26,628                        10/16/08
to buy)
Non-Qualified Stock Option     $1.1300         11/14/02       M                          10,872                        10/16/08
(right to buy)

Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  11/14/02  Common Stock                   12,150                                  D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   10,125                                  D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   4,536                                   D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   4,463                                   D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   2,700                                   D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   7,200                                   D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   1,944                                   D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   8,689                                   D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   10,060                                  D   Direct
to buy)
Incentive Stock Option (right  11/14/02  Common Stock                   26,628                    0             D   Direct
to buy)
Non-Qualified Stock Option     11/14/02  Common Stock                   10,872                    0             D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Jennifer M. Grigsby
    For: Marcus C. Rowland
DATE 11/15/02